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                                                                   EXHIBIT 10.13

                                      THIRD
                                    AMENDMENT
                                       TO
                               INCENTIVE AGREEMENT

      THIS THIRD AMENDMENT TO INCENTIVE AGREEMENT (the "Third Amendment") is made and entered into as of the 11th day of May, 2004 ("Execution Date"), by and between Pierre Foods, Inc., a North Carolina corporation (the "Company"), and Norbert E. Woodhams, a resident of the State of Ohio ("Executive").

                                   WITNESSETH:

      WHEREAS, Executive serves the Company in the capacity of President pursuant to a certain Incentive Agreement dated August 18, 1999 (the "Original Agreement") as amended by a certain First Amendment to Incentive Agreement dated January 1, 2000 (the "First Amendment"), and a certain Second Amendment to Incentive Agreement dated December 31, 2001 (the "Second Amendment", the Original Agreement as amended by the aforesaid First Amendment and Second Amendment herein the "Incentive Agreement"); and

      WHEREAS, the Company considers it essential to the best interest of its sole shareholder, PF Management, Inc. ("PFMI") to foster the continued employment of key management personnel in a period of uncertainty recognizing that the possibility of a change in control exists and that such possibility, and the uncertainty and questions which it necessarily raises among management, may result in the departure or distraction of key management personnel to the detriment of the Company and PFMI in this period when their undivided attention and commitment to the best interests of the Company and PFMI are particularly important; and

      WHEREAS, the Company wishes to assure itself of the services of the Executive without distraction from any circumstances arising from the possibility of a change in control of the Company and to incentivize the Executive to remain with the Company during any such process to assist in obtaining an execution of any such corporate transaction (the "Transaction"), and the Executive wishes to continue to serve in the employ of the Company in the current capacity and upon the terms and conditions set forth in the Incentive Agreement, as modified and amended hereby for the compensatory arrangement in the event of a Transaction; and

      WHEREAS, the parties desire to make and memorialize certain amendments to the Original Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

      1.    Definitions. For purposes hereof:

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      (a)   "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

      (b) "Change of Control Date" shall mean the date on which a Change of Control shall be deemed to have occurred.

      (c) "Shareholders Agent" shall mean David R. Clark, or such other person appointed as the agent and representative of the shareholders of PFMI with respect to the Transaction under a Shareholders Agent Agreement.

      (d) "Parachute Payment" shall mean any payment in the nature of compensation payable to the Executive if such payment is contingent on a change in the ownership or effective control of the Company or PFMI.

      (e) "Acquirer" means the person or entity acquiring the shares of PFMI by reason of a Change of Control.

      (f) "Shareholders Agent Agreement" shall mean an agreement binding on the shareholders of PFMI and executives of the Company participating in bonuses as a result of a Transaction, said agreement specifying the rights and obligations of the parties.

      (g) "Change of Control" shall mean the occurrence of any of the following:

                  (i) In the event that any "person" (as such term is used in
            Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, the "Act"), other than one or more of James C. Richardson, Jr., David R. Clark and James M. Templeton, or persons controlled by one or more of them, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company or

                  (ii) In the event the Company merges with or into another
            entity or sells, assigns, conveys, transfers, or otherwise disposes of all or substantially all of its assets to any transferee and immediately after such transaction one or more of James C. Richardson, Jr., David R. Clark and James M. Templeton, or persons controlled by one or more of them, is not the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, or more than 50% of the voting stock or equity interests of the surviving entity or transferee.

      (h) "Transaction" means the event causing or resulting in the Change of Control.

      (i)   "PFMI" means PF Management, Inc.

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      2.    Change of Control Amendment. Subject to the Effective Conditions (as
herein defined) and provided the Executive is in the employment of the Company as of the Change of Control Date, the parties hereby agree to amend the Incentive Agreement as follows:

      (a)   Section 2 of the Incentive Agreement is amended to read as follows:

      3. Change of Control. If a Change of Control shall occur before the termination of this Agreement, then the Company shall pay to Executive, in lump sum by bank check or other good funds, simultaneously with the Change of Control on the Change of Control Date, a bonus ("Bonus") equal to 4% of the net proceeds realized by PFMI's shareholders and Executive and the other officers of the Company receiving payments similar to the Bonus hereunder from the Transaction, after all purchase price adjustments and reductions for the retirement of debt and other obligations of the Company (excluding the Bonus hereunder and other bonuses payable to other officers of the Company), and escrow and indemnity deposits and other adjustments (including costs and fees) as may be necessary or required as a condition of the closing of the Transaction, and as reduced by $2,870,370 to be payable pursuant to a deferred compensation plan to be adopted by the Company on or prior to the Change of Control Date.

      It is expressly agreed and understood and the Executive hereby acknowledges that the intent of the Bonus is to place the Executive in the same economic position with respect to the Transaction, with the same risk of indemnity and obligation for sharing transaction costs, as a hypothetical shareholder owning 4% of the outstanding capital shares of PFMI; provided, it is expressly understood that Executive will have no right to participate in or receive any warrants issued to the shareholders in the Transaction. In furtherance of this understanding, Executive as a condition of receiving said Bonus shall agree, and upon instructions from the Shareholders Agent, shall deliver his proportionate share of said Bonus for deposit in any escrow or other indemnity account as may be required pursuant to any purchase agreement and other ancillary agreements (including a Shareholders Agent Agreement) related to the Transaction. As a further condition of the payment of the Bonus, Executive agrees to enter into, execute and deliver such ancillary agreements along with shareholders of PFMI and other key executives participating in any similar bonus on the same Change of Control as may be required pursuant to the closing of the Transaction, or otherwise agreed upon by such parties, as necessary to carry out the obligations of the Executive for his several responsibilities (as among the PFMI shareholders and participating key executives receiving distributions of the aforesaid net purchase price proceeds), to indemnify and hold harmless the Acquirer in the Transaction from working capital or other purchase price adjustments, claims under indemnity obligations, tax sharing agreements or otherwise, and all costs, fees, interest, and expenses associated therewith and under the purchase agreement or any ancillary agreement or in the administration thereof.

      Executive as a further condition of payment of said Bonus does hereby agree that duly appointed Shareholders Agent (representing the PFMI shareholders and Executive and other key executives participating in the aforesaid net proceeds) shall be duly

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authorized to direct the Company, Acquirer, any escrow agent or any other party distributing or paying such Bonus or any other proceeds from the Transaction, including from an escrow or indemnity account, for the benefit of Executive to distribute all or part thereof to the Shareholders Agent for deposit and distribution under the terms of a Shareholders Agent Agreement, or require the Executive to likewise contribute all or part thereof to the Shareholders Agent, subject to the Shareholders Agent's obligation to make payments thereof to the Executive, and further subject to Shareholders Agent's reasonable discretion to establish a reserve for future indemnity, costs, expenses or claims arising from or related to the Transaction as the Agent deems necessary.

      The Bonus herein shall be subject to normal and appropriate employment tax, withholding, and other similar deductions.

      (b) Sections 2, 3, 5 and 8 of the Incentive Agreement as originally written are hereby deleted, and Schedule A attached to the Original Agreement is deleted and of no further force or effect.

      3. Effective Conditions. The effectiveness of the amendments in Section 2 herein and the payment of the Bonus contemplated thereunder is subject to the satisfaction of all of the following conditions (the "Effective Conditions"):

      (a) On or before the Effective Date, the delivery by the Executive of a waiver (in the form attached as Exhibit A) of all Parachute Payments due to or receivable by the Executive under any other plan, arrangement or agreement between the Executive and the Company, other than as provided under the Incentive Agreement, as hereby amended.

      (b) Approval (in accordance with Section 280G(b)(5)(B) of the Code) by the shareholders of the Company and PFMI of the amendments in
            Section 2 hereof and the payment of the Bonus thereunder (said approval date being the "Effective Date") before the closing of the Transaction.

      (c)   The Change of Control occurs within six months of the Effective
            Date.

      4. Effectiveness. The amendments in Section 2 shall not become operative until the satisfaction of conditions (a) and (b) of Section 3 hereinabove. Further provided that notwithstanding the operative effect of the amendments in Section 2, if a Change of Control does not occur within six months of the Effective Date, the amendments in Section 2 shall thereafter become null and void, and the Original Agreement, only as amended by the First and Second Amendments, shall be binding on the parties as originally written.

      5. No Change. Except as amended by this Third Amendment, the Incentive Agreement shall remain in full force and effect.

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

      EXECUTIVE:                           COMPANY:

                                           Pierre Foods, Inc.

      /s/ Norbert E. Woodhams              By:  /s/ David R. Clark
      --------------------------------          ------------------------------
      Norbert E. Woodhams                       David R. Clark, Vice Chairman

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                                                                       EXHIBIT A

                                     WAIVER
                                       OF
                                     PAYMENT
                                  MAY 11, 2004

      A. Pierre Foods, Inc. (the "Company") and Norbert E. Woodhams, an executive of the Company (the "Executive") entered into an Incentive Agreement, dated August 18, 1999 (the "Original Agreement"), as amended by a First Amendment to an Incentive Agreement dated January 1, 2000 (the "First Amendment") and a Second Amendment to an Incentive Agreement (the "Second Amendment", the Original Agreement as amended by the First Amendment and Second Amendment being the "Incentive Agreement").

      B. Pursuant to the Incentive Agreement, the Company committed to pay Executive certain payments under Sections 2, 3, 5, and 8 upon a Disposition (as defined in the Original Agreement).

      C. The shareholders of PF Management, Inc. ("PFMI") are in negotiations with an undisclosed buyer ("Buyer") pursuant to which the shareholders of PFMI may sell all of the capital shares of PFMI to said Buyer.

      D. The Company and Executive desire to amend the Incentive Agreement (the "Third Amendment") to provide for the payment of a different amount in the event of a Change of Control (as defined in the Third Amendment) or Disposition (the "New Bonus").

      The undersigned Executive, recognizing that PFMI, the Company and Buyer will rely on this Waiver, agrees as follows:

      The Executive understands that it is the intent of the Board of Directors of the Company to submit the proposed Third Amendment to the Original Agreement providing for the New Bonus to a vote of PFMI and its shareholders for approval of said Third Amendment and the payment of said New Bonus in accordance with the shareholder approval procedures in Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended, ("Code") and the regulations thereunder. In consideration thereof, the Executive does hereby waive all rights to any other payments in the nature of compensation payable to the Executive under any other plan, arrangement or agreement if such payment is contingent on a Change of Control. The Executive understands that there are no guarantees or commitments that the shareholders will actually approve such Third Amendment and New Bonus.

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      All other provisions of the Incentive Agreement shall remain in full force and effect, except as modified or amended by the Third Amendment or affected by this Waiver.

      This Waiver shall be construed in accordance with the laws of the State of North Carolina, excluding conflicts of laws and principles, with the understanding that it is intended to exempt the payment of the New Bonus from the application of excise taxes under Section 4999 of the Code.

      The undersigned Executive has executed this Waiver as of May 11, 2004.

Acknowledged, Accepted and Received
this 11th day of May, 2004                    __________________________________
                                              Norbert E. Woodhams

Pierre Foods, Inc.

By: _____________________________
    David R. Clark, Vice Chairman

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